Exhibit 99-4

MANAGEMENT’S DISCUSSION AND ANALYSIS

The purpose of this discussion is to provide an understanding of our financial results and condition by focusing on changes in certain key items from year to year. Management’s Discussion and Analysis (MD&A) starts with an overview of the Company, followed by a review of results of operations and financial condition. Lastly, we provide insight to our significant accounting policies and estimates, and some other information you may find useful.

Throughout MD&A, we refer to several measures used by management to evaluate performance including unit volume growth, net outside sales and after-tax profit. We also refer to organic sales growth (net sales growth excluding the impact of acquisitions and divestitures and foreign exchange), free cash flow and free cash flow productivity, which are not defined under accounting principles generally accepted in the United States of America (U.S. GAAP). The explanation of these non-GAAP measures at the end of MD&A provides more details. Management also uses certain market share estimates to evaluate our performance relative to competition — although there are limitations on the availability and comparability of this information. References to market share in MD&A are based on a combination of vendor-reported consumption and market size data, as well as internal estimates.

OVERVIEW

Our business is focused on providing branded products of superior quality and value to improve the lives of the world’s consumers. We believe this will lead to leadership sales, profits and value creation, allowing employees, shareholders and the communities in which we operate to prosper.

Procter & Gamble markets over 300 branded products in more than 160 countries. Our products are sold primarily through mass merchandisers, grocery stores, membership club stores and drug stores. We compete in multiple product categories and have three reportable segments: Beauty Care; Health, Baby and Family Care; and Household Care — and we manage the business and report our results on this basis. We have operations in over 80 countries through our Market Development Organization, which leads country business teams to build our brands in local markets and is organized along seven geographic areas: North America, Western Europe, Northeast Asia, Latin America, Central and Eastern Europe/Middle East/Africa, Greater China and ASEAN/Australasia/India.

The following charts provide the percentage of net sales and net earnings by business for the fiscal year ended June 30, 2004. These exclude information for Corporate, since it is not meaningful. For more information, please refer to the section on Corporate results in the Segment Results discussion and Note 12 to the Consolidated Financial Statements.

Effective July 1, 2004 we realigned some of our business units and management responsibilities. We realigned to three global business units: Beauty Care was retained; Health, Baby and Family Care were combined to one reportable segment; and Household Care was formed by the realignment of the Fabric and Home Care business and the Snacks and Coffee business into a single unit. The Company has chosen to provide supplemental data on the Fabric and Home Care, Snacks and Coffee, Health Care and Baby and Family Care businesses.

2004 Net Sales by Business Segment

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Beauty Care	33%
Health, Baby and Family Care	34%
Household Care	33%

2004 Net Earnings by Business Segment

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Beauty Care	34%
Health, Baby and Family Care	29%
Household Care	37%

We completed the divestiture of the Juice business in August 2004. The historical results of the Juice business are reflected in Corporate to provide segment results on a comparable basis.

Strategic Focus

We are focused on strategies that we believe are right for the long-term health of the Company and that will increase returns for our shareholders.

Our long-term financial targets include:

-	Sales growth of 4% to 6% excluding the impact of changes in foreign exchange rates from year-over-year comparisons. On average, we expect approximately 2% of our growth to come from market growth; 1% to 3% of our growth to come from the combination of market share growth, expansion to new geographies and new business creation; and the remaining 1% to come from smaller, tactical acquisitions to access markets or round out our current business portfolios.

-	Earnings-per-share growth of 10% or better.

-	Free cash flow productivity greater than 90% (defined as the ratio of operating cash flow less capital expenditures divided by net earnings).

In order to achieve these targets, we have focused Procter & Gamble’s core strengths of branding, innovation, go-to-market capability and scale against the following growth areas:

-	Drive our core businesses of Baby Care, Fabric Care, Feminine Care and Hair Care into stronger global leadership positions.

-	Grow our leading brands in our biggest markets and with our largest customers.

-	Invest in faster-growing businesses with higher gross margins that are less asset-intensive, primarily in the Health Care and Beauty Care businesses.

-	Build on opportunities in select developing markets and with lower-income consumers.

Sustainability

To sustain consistent and reliable sales and earnings growth in line with long-term financial targets, we have identified four key enablers:

-	Building a diversified portfolio consisting of foundation businesses and higher growth businesses. Foundation businesses include many of our core product categories — those in our Fabric and Home Care, Baby and Family Care and Snacks and Coffee businesses. These businesses provide a base for steady growth, strong operating cash flows and an excellent training ground for our future leaders. We are focused on expanding these categories through innovative products, offering our brands in more parts of the world and tailoring our products to meet the needs of more consumers (including lower-income consumers). To complement the steady growth of our foundation businesses, we are also focused on expanding our portfolio of brands and products to businesses with higher expected growth rates, particularly in the Health Care and Beauty Care businesses. These businesses generally have higher gross margins and lower capital requirements than the balance of the Company’s portfolio. Over the past several years, we have increased the size of our Health Care and Beauty Care businesses and expect them to continue to provide a disproportionate percentage of growth for the Company.

-	Investing in innovation and capability to reach more of the world’s consumers with quality, affordable products. This not only includes a strong pipeline of initiatives on the base businesses, but also expansion of our brands to more geographies where we currently do not have a major market presence. In addition, we are investing in innovation and capability to meet the needs of lower-income consumers, who may find our products unaffordable for daily use.

-	Leveraging the Company’s organizational structure to drive clear focus, accountability and improved go-to-market capability. We have an organizational structure that works together to leverage our knowledge and scale at the global level with a deep understanding of the consumer and customer at the local level. The Global Business Units (GBUs) leverage their deep consumer understanding to develop the overall strategy for our brands and are focused on delivering superior products, packaging and marketing. Working closely with the GBUs, the Market Development Organization (MDO) develops go-to-market plans at the local level, leveraging their understanding of the local consumer and customer. The MDO is focused on winning the “first moment of truth” — when a consumer stands in front of the shelf and chooses a product from among many competitive offerings. The GBU is focused on winning the “second moment of truth” - when the consumer uses the product and evaluates how well the product meets their expectations. Global Business Services (GBS) operates as the “back office” for the GBU and MDO organizations, providing world-class technology, processes and standard data tools to better understand the business and better serve consumers and customers. Services are provided by either GBS personnel or by partnering with highly efficient and effective providers.

-	Focusing relentlessly to improve costs and generate cash. Each business unit is evaluated on their ability to improve profit margins and generate cash, for example, by increasing capacity utilization and meeting capital spending targets.

Summary of 2004 Results

For the fiscal year ended June 30, 2004, our sales, earnings and free cash flow grew above our long-term targets.

-	Every business segment and, within the MDO, every geographic region posted volume growth.

-	We increased our overall market share, with share growth in categories representing approximately 70% of the Company’s net sales. We increased market share in each of our core businesses of Baby Care, Fabric Care, Feminine Care and Hair Care.

-	Net sales increased 19%, including the impact of the Wella acquisition that was completed in September 2003. Organic sales increased 8%.

-	Net earnings increased 25% behind higher volume and the completion of the Company’s restructuring program, which reduced earnings by $538 million in 2003.

-	Operating cash flows were $9.36 billion. Free cash flow productivity was 113%.

Market Overview and Challenges

Our market environment is highly competitive, with both global and local competitors. In many of the markets and industry segments in which we sell our products, we compete against branded products, as well as retailer and private-label brands. Additionally, many of the product segments in which we compete are differentiated by price (referred to as premium, mid-tier and value-tier products). Generally speaking, we compete with premium and mid-tier products and are well positioned in the industry segments and markets in which we operate — often holding a leadership or significant share position.

We compete in several categories of the Beauty Care market including Retail and Professional Hair Care, Skin Care, Feminine Care, Cosmetics, Fine Fragrances and Personal Cleansing. The Beauty Care markets in which we compete comprise approximately $170 billion in global sales, resulting in our having an overall share position of about 10%. Hair Care, one of our core businesses, is the market leader with approximately a 20% share of the global market. We are also the global share leader in the Feminine Care category, another core business, with approximately a 35% share of the market. Billion-dollar brands in Beauty Care include Pantene, Wella, Olay, Always and Head & Shoulders.

In Health, Baby and Family Care, the Health Care business competes in several distinct product categories including Oral Care, Pharmaceuticals, Personal Health Care and Respiratory Medications and Pet Health and Nutrition. In Oral Care, there are four global competitors in the market, of which we have the number two share position. Our Pharmaceuticals business has almost 30% of the global bisphosphonates market for the treatment of osteoporosis under the Actonel brand. Actonel, along with Crest and Iams, each have annual sales over one billion dollars. Baby and Family Care competes primarily in the Diapers, Baby Wipes, Bath Tissue and Kitchen Towel categories. Baby Care is one of our core businesses with a global share of approximately 36% of the market behind the strength of Pampers, a $5 billion-dollar brand. The markets in which we compete generally include two to three global companies, as well as local competitors and retailer brands. Family Care is predominantly a North American business with the Bounty and Charmin brands, each with annual sales over one billion dollars.

In Household Care, the Fabric and Home Care business operates in a global market containing numerous brands in each geography. We generally have the number one or number two share position in the markets in which we compete, with particular strength in North America and Western Europe. Fabric Care is one of our core businesses and we are the global market leader with approximately a 31% share. Home Care, a fast growing business, competes in the dish care, surface care and air care product categories. Three of our billion-dollar brands are part of the Fabric and Home Care business: Tide, Ariel and Downy.

In Snacks and Coffee, we compete primarily in two industry categories: Salted Snacks and Coffee. In Salted Snacks, we compete against both global and local companies. One global company dominates the category. In Coffee, we hold a leadership position of the brands sold predominantly through grocery, mass merchandise and club membership stores in the United States (U.S.). Two of our billion-dollar brands are in Snacks and Coffee — Pringles and Folgers.

Forward-Looking Statements

We discuss expectations regarding our future performance and future events and outcomes, such as our business outlook and long-term objectives, in our annual and quarterly reports, press releases and other written and oral communications. All statements, except for historical and present factual information, are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Security Litigation Reform Act, and are based on currently available competitive, financial and economic data and our business plans. Forward-looking statements are inherently uncertain, and investors must recognize that events could be significantly different from our expectations.

Ability to Achieve Business Plans. We are a consumer products company and rely on continued demand for our products. To achieve our business plans, we must develop and sell products that appeal to our consumers and customers. Our continued success is dependent on leading-edge innovation (with respect to both products and operations) and effective sales, advertising and marketing programs in an increasingly fragmented media environment. Our ability to innovate and execute in these areas will determine the extent to which we are able to grow existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographic markets (including developing markets) in which we have chosen to focus. There continues to be competitive product and pricing pressures in the environments in which we operate, as well as challenges in maintaining profit margins. We must manage each of these, as well as maintain mutually beneficial relationships with our key customers, in order to effectively compete and achieve our business plans. Since our long-term goals include a growth component tied to acquisitions, we must manage and integrate key acquisitions, including the Wella acquisition.

Cost Pressures. Our costs are not fixed but fluctuate, particularly due to currency and interest rate fluctuations and the cost of labor and raw materials. Therefore, our success is dependent, in part, on our continued ability to manage these fluctuations through pricing actions, sourcing decisions and certain hedging transactions. In the manufacturing and general overhead areas, we need to maintain key manufacturing and supply arrangements, including sole supplier and sole plant arrangements, and successfully implement, achieve and sustain cost improvement plans, including our outsourcing projects.

Global Economic Conditions. Economic changes, terrorist activity and political unrest may result in business interruption, inflation, deflation or decreased demand for our products. Our success will depend in part on our ability to manage continued global political and/or economic uncertainty, especially in our significant geographical markets, as well as any political or economic disruption due to terrorist activities.

Regulatory Environment. Changes in laws, regulations and the related interpretations, including changes in laws that affect our products, as well as changes in accounting standards, taxation requirements, competition laws and environmental laws, may alter the environment in which we do business. Accordingly, our ability to manage regulatory, tax and legal matters and to resolve pending matters within current estimates may impact our results.

RESULTS OF OPERATIONS

Volume and Net Sales

Unit volume for the 2004 fiscal year increased 17%, with all business segments and geographic regions achieving unit volume growth. Unit volume growth was led by Beauty Care, up 37%, and Health Care, up 18%. Excluding the impact of acquisitions and divestitures, primarily Wella, unit volume for the Company increased 10%. This exceeded prior year results due to the volume growth on our largest brands, double-digit gains from developing markets, incremental volume from product initiatives and an overall increase in our market share position.

-	Unit volume in developing markets increased 19%, led by strong gains in Greater China.

-	Each of our top 16 brands increased volume versus the prior year (representing approximately 55% of total Company volume).

-	All 16 of our top countries increased volume (representing approximately 85% of total unit volume).

Sales reached a record level of $51.41 billion in 2004, an increase of 19%. Organic sales increased 8%, well above our long-term target. Net sales increased behind volume growth, including the addition of Wella, and a positive foreign exchange impact of 4% due primarily to the strengthening of the Euro, British pound and Canadian dollar. Product mix reduced sales growth by 1%, reflecting higher growth in developing markets, including Greater China and Latin America, which generally have an average unit sales price lower than the Company average. Pricing adjustments reduced sales growth by 1% as we sharpened Family Care and Coffee category pricing to remain competitive on shelf. We also took pricing actions to improve consumer value and stimulate growth in selected product categories, including Fabric Care and Feminine Care.

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Net Sales
(in billions of dollars)

2002	40.2
2003	43.4
2004	51.4

2004 Net Sales by Geography

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North America	50%
Western Europe	24%
Northeast Asia	5%
Developing Geographies	21%

Net sales in 2003 were $43.38 billion, exceeding 2002 sales by $3.14 billion, or 8%. Volume growth of 8% was broad-based, with particular strength in the Fabric and Home Care, Beauty Care and Health Care businesses. Net sales included a favorable foreign exchange impact of 2%, as the strength of the Euro was partially offset by weakness in certain Latin American currencies. The foreign exchange impact was offset by pricing of 2% to deliver consistent consumer value, stimulate growth and remain competitive in key categories, including Diapers, Tissue, Hair Care, Feminine Care, Teeth Whitening and Coffee.

Operating Costs

Gross margin in 2004 was 51.2%, an increase of 220 basis points versus the previous year. Charges for the restructuring program that was substantially completed in 2003 accounted for 80 basis points of the improvement. Of the remaining gross margin expansion, approximately 90 basis points was driven by the scale benefit of increased volume and 40 basis points was due to the addition of Wella, which has a higher gross margin than the balance of the Company. Supply chain savings and favorable product mix benefits were offset by the impact of higher commodity costs and pricing actions. In 2003, gross margin was 49.0% which was an improvement of 120 basis points versus 2002. Lower restructuring program charges accounted for 40 basis points of the improvement, with the remainder due to lower material costs and the benefits of our supply chain savings programs. Before-tax restructuring program charges included in cost of products sold were $381 million in 2003 and $508 million in 2002.

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Gross Margin Progress
(% of sales)

2002	47.8%
2003	49.0%
2004	51.2%

	Years ended June 30
			Basis		Basis
	2004	2003	point change	2002	point change
Comparisons as a percentage of net sales
Gross margin	51.2%	49.0%	220	47.8%	120
Selling, general and administrative	32.1%	30.9%	120	31.2%	(30)
Operating margin	19.1%	18.1%	100	16.6%	150
Earnings before income taxes	18.2%	17.4%	80	15.9%	150
Effective tax rate	30.7%	31.1%	(40)	31.8%	(70)
Net Earnings	12.6%	12.0%	60	10.8%	120

Selling, General and Administrative expense (SG&A) in 2004 was 32.1% of net sales, an increase of 120 basis points compared to the previous year. The majority of the basis point increase is due to Wella, reflecting a higher ratio of SG&A expense to net sales than the base business. Restructuring program charges in the base period, that accounted for an improvement of 90 basis points, were more than offset by increases in marketing spending. Marketing investments were made behind product launches including Prilosec OTC, Crest Whitestrips Premium and the expansion of Olay Regenerist, as well as continued support for the base business. The decrease in SG&A as a percentage of net sales in 2003 versus 2002 was driven by lower restructuring program charges which more than offset additional marketing investments behind new product launches and expansions of existing brands, including Tide with Bleach, Swiffer Duster, Crest Whitestrips and Olay Regenerist. SG&A included before-tax restructuring program charges of $374 million in 2003 and $519 million in 2002.

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Selling, General and Administrative Expenses

(% of sales)

2002	31.2%
2003	30.9%
2004	32.1%

Non-Operating Items

Non-operating items include interest expense, divestiture gains and losses, as well as interest and investment income.

Interest expense increased $68 million to $629 million in 2004, primarily due to additional debt to support the acquisition of Wella. Interest expense was $561 million in 2003 and $603 million in 2002. The decline in interest expense in 2003 versus 2002 was driven by lower debt balances and interest rates. Going forward, we expect interest expense to increase, reflecting both debt levels and rates, as well as the interest associated with the guaranteed dividend payment to Wella minority shareholders.

Other non-operating income was $152 million in 2004 compared to $238 million in 2003 and $308 million in 2002. Over the three year period, non-operating income declined primarily due to lower gains from divestitures. During the restructuring program, we divested non-strategic brands. As this activity has declined, other non-operating income has trended lower. Next fiscal year, non-operating income may increase, reflecting the divestiture of the Juice business in August 2004.

The effective tax rate for 2004 declined 40 basis points driven primarily by the country mix impact of foreign operations, as earnings increased disproportionately in countries with lower overall tax rates. The country mix impacts of foreign operations reduced the Company’s effective tax rate to a larger degree in 2004 and 2003 than in 2002. The tax rate is expected to decline again in 2005, absent any legislative changes that affect current plans.

Net Earnings

Net earnings in 2004 increased 25% over the prior year. Earnings growth was primarily driven by increased volume and the completion of the Company’s restructuring program. Improvements to earnings from gross margin expansion were partially offset by increased marketing spending to support product initiatives and base business growth. The acquisition of Wella had no material impact on earnings.

Prior year results include $538 million of after-tax charges related to our restructuring program, which represents approximately 10 percentage points of the earnings growth. These charges covered enrollment reductions, manufacturing consolidations and portfolio choices to scale back or discontinue under-performing businesses and initiatives. The restructuring program was substantially completed in 2003. Beginning this year, we are continuing to take the necessary, on-going actions to maintain a competitive cost structure, but such activities are part of normal operations.

In 2003, net earnings increased 19% compared to 2002, representing a 120 basis point increase in earnings margin. Increased earnings were driven by volume growth, the shift in mix to higher profit products in the Health Care and Beauty Care businesses, lower restructuring program costs and improved gross margin. After-tax restructuring program charges were down $168 million compared to total charges of $706 million in 2002.

Diluted net earnings per share were $2.32, an increase of 25%, and above our long-term target. Diluted net earnings per share were $1.85 in 2003 and $1.54 in 2002, including restructuring program impacts of $0.19 and $0.26 per share, respectively.

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DILUTED NET EARNINGS
(Per common share)

2002	1.54
2003	1.85
2004	2.32

Net Earnings Margins

The progressive increase in net earnings margin to 12.6% reflects the scale benefits from higher volume and the completion of our restructuring program, as well as improvements due to cost savings and the shift to businesses with a higher margin than the Company average.

SEGMENT RESULTS

Results for the three reportable segments reflect information on the same basis we use for internal management reporting and performance evaluation. These segment results exclude certain costs included in the Consolidated Financial Statements (e.g., interest expense, other financing costs, investing activities and certain restructuring costs), which are reported in Corporate. The Company has chosen to provide supplemental data on the Fabric and Home Care, Snacks and Coffee, Health Care and Baby and Family Care businesses.

As described in Note 12 of the financial statements, we have investments in certain companies where we do not control the financial and operating decisions and, therefore, do not consolidate them (“unconsolidated entities”). Because these investments are managed as integral parts of the Company’s business units, they are accounted for as if they were consolidated subsidiaries for management and segment purposes.

This means we recognize 100% of each income statement component to before-tax earnings and eliminate the minority interest to determine segment after-tax earnings. Included in Corporate are entries to eliminate the individual revenue and expense line items, adjusting the method of accounting to the equity method as required by U.S. GAAP.

	Net Sales Change Drivers Versus Year Ago
		Volume
		Excluding
		Acquisitions &	Foreign			Total
	Volume	Divestitures	Exchange	Pricing	Mix/Other	Net Sales
Beauty Care	37%	10%	4%	-1%	—%	40%

Health Care	18%	17%	3%	—%	—%	21%
Baby and Family Care	6%	6%	4%	-1%	-1%	8%

Health, Baby and Family Care	10%	10%	4%	-1%	—%	13%

Fabric and Home Care	9%	9%	3%	-1%	-1%	10%
Snacks and Coffee	6%	6%	3%	-1%	1%	9%

Household Care	9%	9%	3%	-1%	-1%	10%
Total Company	17%	10%	4%	-1%	-1%	19%

Beauty Care

Beauty Care unit volume increased 37%. Excluding the impact of the Wella acquisition, unit volume increased 10% behind broad-based growth in the Hair Care, Personal Beauty Care and Feminine Care businesses. Global Hair Care volume increased double-digits, despite low single-digit growth in North America, with particular progress on the Head & Shoulders, Pantene, Herbal Essences and Rejoice brands. In Feminine Care, double-digit volume growth was driven by Always/Alldays, Tampax Pearl in the U.S. and Naturella in Latin America. In Personal Beauty Care, Olay and SK-II delivered double-digit volume growth, as did the Fine Fragrances business. Net sales increased 40% to $17.12 billion. Sales growth includes a positive foreign exchange impact of 4%, partially offset by negative pricing of 1%. Pricing includes actions to support the Hair Care, Colorants and Cosmetics businesses in North America and the Feminine Care business in Western Europe. Overall Beauty Care market share increased, as sales growth out-paced market growth in key categories including Skin Care, Feminine Care and Hair Care products.

Net earnings increased 20% to $2.33 billion. Volume benefits, including the addition of Wella, and lower material costs were partially offset by marketing investments to support product initiatives and the base business. Earnings margin decreased due to the impact of the higher SG&A expense ratio for Wella. The Wella acquisition was accretive to Beauty Care earnings and had no material impact on Company earnings after including the impacts of interest expense, which is included in Corporate. Going forward, we will continue to make progress on collaboration plans designed to deliver synergies and margin progress. Some of these actions will result in additional one-time charges next year largely to be reflected in Corporate as part of the Company’s ongoing effort to maintain a competitive cost structure. Excluding these impacts, Wella is expected to be accretive to the Beauty Care segment and about neutral to the Company in 2005.

In 2003, unit volume grew 15%. Excluding the impacts of the Clairol acquisition, unit volume increased 8% led by growth in Hair Care. Net sales grew 14% to $12.22 billion, as volume increases and a positive 3% impact from foreign exchange were partially offset by a negative 2% impact from pricing and 2% from mix. Pricing was driven by price reductions taken to expand our portfolio of Hair Care brands to consumers that shop within the category’s lower-priced, mid-tier brands. The mix impact was driven by the increased sales of Clairol brands, which carry lower revenue per unit than the Company’s base Hair Care brands. Net earnings grew 23% to $1.94 billion. Approximately half of this increase was driven by volume, with the remainder driven by reductions in manufacturing costs through restructuring, base savings programs and lower material costs. Lower overhead spending due, in part, to the Clairol integration, was offset by investments in marketing. In 2002, Beauty Care net sales were $10.72 billion and net earnings were $1.57 billion.

Health, Baby and Family Care

Health Care. Health Care unit volume increased 18%. All categories grew volume, with double-digit gains in the Pharmaceutical, Personal Health Care and Oral Care businesses, as well as solid growth in Pet Health and Nutrition. Volume was driven by initiatives, including the successful launch of Prilosec OTC and the continued expansion of Actonel. Developing markets also delivered double-digit volume gains, particularly in China behind Crest. Net sales increased 21% to $6.99 billion. Foreign exchange increased sales 3%.

Health Care net earnings increased 36% to $925 million. Earnings growth was primarily driven by sales growth behind initiatives and margin expansion due to product mix, manufacturing cost savings and lower overhead spending as a percentage of sales. Product mix expanded margin as Pharmaceuticals, which has a higher margin than the balance of the business, made up a larger percentage of the business’ sales. Mix-driven margin expansion was negatively impacted by increased marketing spending behind the strong initiative program and a growing base business. Each category delivered double-digit earnings growth.

In 2003, Health Care unit volume increased 18% led by Oral Care and Pharmaceuticals. Net sales for the year were $5.80 billion, an increase of 16% as compared to $4.98 billion in 2002. A favorable foreign exchange impact of 2% was more than offset by a negative pricing impact of 2%, primarily driven by lower pricing on Crest Whitestrips in response to a competitive entry, and a negative mix impact of 2%. The negative product mix impact was primarily driven by growth in developing markets and a shift in Actonel volume mix, which is sold under an alliance agreement, to support the global Once-a-week dosage launch. Net earnings for Health Care were $678 million, an increase of 36% compared to $498 million in 2002. The majority of the increase was driven by volume growth and the shift to higher-margin Oral Care and Pharmaceuticals products, partially offset by additional marketing investments to support product initiatives.

Baby and Family Care. Baby and Family Care unit volume increased 6% driven primarily by double-digit growth in Baby Care, including gains in Western Europe and developing markets, and low single-digit growth in Family Care. Family Care volume growth reflects a difficult competitive environment marked by increased promotional spending, particularly in North America. Net sales for the business grew 8% to $10.72 billion including a positive foreign exchange impact of 4%. Sales were negatively impacted by pricing of 1%, primarily due to increased competitive promotional activity in North America Family Care. Mix reduced sales by 1% due primarily to strong Baby Care growth in developing markets, where unit sales prices are generally lower than the business average.

Baby and Family Care net earnings were $990 million, an increase of 13% compared to 2003. Baby Care delivered profit growth from higher volume and product cost savings. Family Care earnings declined slightly due to increases in commodity costs (both pulp and natural gas) and increased spending for pricing. We announced North America Family Care increased prices effective in July to partially recover increases in commodity costs.

In 2003, Baby and Family Care delivered unit volume growth of 7%. Net sales grew 8% to $9.93 billion compared to $9.23 billion in 2002. Sales growth included a 3% positive foreign exchange impact and 1% positive mix impact, partially offset by a 3% negative impact from pricing. Positive mix was driven by increased sales of higher-priced, premium-tier diapers. The pricing impact was driven by targeted investments to match competitive pricing and merchandising across the business, primarily in North America and Western Europe. Net earnings were $873 million, an increase of 20% compared to $727 million in 2002.

Earnings growth was primarily achieved through increased scale from volume growth and lower product cost behind base business and restructuring savings.

Household Care

Fabric and Home Care. Fabric and Home Care unit volume was up 9% behind growth on established brands such as Tide, Ariel, Gain and Ace and the success of initiatives including Mr. Clean Magic Eraser, Mr. Clean AutoDry, Swiffer Duster, Gain Fabric Enhancer and the expansion of Febreze. Both the Fabric Care and Home Care businesses continue to grow or maintain market share on most key brands. Net sales increased 10%, to $13.87 billion. Sales growth includes a positive 3% foreign exchange impact. Pricing of negative 1% was primarily driven by actions to maintain competitive shelf pricing in key geographies, including North America and Western Europe. Mix reduced sales by 1% driven primarily by double-digit growth in developing markets, including the continued success of initiatives such as Tide Clean White in China and Downy One Rinse in Latin America. Products in developing markets generally have a lower average sales rate per unit than the business average.

Net earnings for Fabric and Home Care increased 7% to $2.19 billion. Net earnings margin was down slightly compared to 2003 due to the mix effect of disproportionate growth outside of the U.S. (as we expanded our business in certain geographies including China, India and Eastern Europe) and marketing investments behind new product initiatives. Startup costs for increased liquid detergent capacity in North America to support new product initiative activity and investments in supply chain optimization also contributed to the lower net earnings margin.

In 2003, Fabric and Home Care volume grew 9%. Net sales increased 8% to $12.56 billion compared to $11.62 billion in 2002. Foreign exchange contributed a positive impact of 1% to overall sales, driven primarily by the strength of the Euro. Sales were negatively impacted by 1% due to pricing, primarily in North America and Western Europe. Sales were also reduced by 1% from mix due to growth of lower-priced products, including rapid growth in developing markets and broadening of the mid-tier portfolio of brands in major geographies. Net earnings were $2.05 billion, a 12% increase from $1.82 billion in 2002, driven primarily by volume growth and lower manufacturing costs. The impact of volume growth and lower manufacturing costs on earnings was partially offset by increased marketing spending in support of new product launches and expansion of existing brands.

Snacks and Coffee. Snacks and Coffee unit volume increased 6% as both Folgers and Pringles, each with sales in excess of one billion dollars, grew volume by mid-single digits. Net sales were $2.91 billion, an increase of 9%. Foreign exchange positively impacted sales by 3%. Product mix increased sales by 1%, primarily driven by faster growth of Folgers, which has a higher unit sales rate than the business average. Pricing reduced sales by 1% reflecting high promotional spending in the Coffee category.

Snacks and Coffee net earnings were $344 million, an increase of 18%, as volume and base business savings more than offset higher commodity costs.

In 2003, Snacks and Coffee unit volume increased 1%. Growth driven by Folgers was partially offset by the impact of the business interruption on Snacks shipments caused by tornado damage to the Jackson, Tennessee manufacturing facility. Net sales were $2.67 billion, or a 1% increase versus the previous year. Sales growth included a positive 2% impact from foreign exchange, which was offset by a negative 2% impact from pricing. Net earnings were $291 million compared to $282 million in 2002. Despite the impact of the tornado, net earnings increased due to reductions in cost of products sold, reflecting the impact of both base business and restructuring savings.

Corporate

Corporate includes amounts and activities not allocated to specific business units. These include: the results of incidental businesses managed at the corporate level, financing and investing activities, certain restructuring charges and other general corporate items. In addition, Corporate generally includes the historical results of divested and spun off businesses, including the Jif, Crisco and Juice businesses, which were previously included in the former Snacks and Beverages segment.

Corporate net sales primarily reflect the adjustment to eliminate the sales of unconsolidated entities included in business segment results and the results of divested businesses (e.g., Jif, Crisco and Juice). Corporate earnings improved in 2004, as the prior year included restructuring program charges. This improvement was partially offset by higher interest charges associated with Wella, hedging impacts and current year charges for projects to maintain a competitive cost structure. Lower Corporate earnings in 2003 primarily reflected the impact of the Jif and Crisco operations in the base period. Corporate earnings were also lower due to increased financing of employee benefit plans and hedging impacts from a stronger Euro, partially offset by decreased restructuring program costs.

FINANCIAL CONDITION

We believe our financial condition continues to be of high quality, as evidenced by our ability to generate substantial cash from operations and ready access to capital markets at competitive rates. We do not anticipate material changes to cash flow trends, although actual cash and debt balances will be influenced by a variety of factors, including acquisitions and other investment opportunities. For example, there is currently proposed legislation in the U.S. that could precipitate a substantial short-term change in our cash repatriation patterns under favorable conditions. Such an opportunity, and its implications, would need to be addressed once the provisions of the law are finalized and enacted.

Operating cash flow provides the primary source of funds to finance operating needs and capital expenditures. Excess operating cash is used first to fund shareholder dividends. Other discretionary uses include share repurchase activities and acquisitions. As necessary, we may supplement operating cash flow with debt to fund these activities. The overall cash position of the Company reflects our strong business results and a global cash management strategy that takes into account liquidity management, economic factors and tax considerations. This includes the potential tax on repatriating cash balances to the U.S. versus other long-term offshore funding opportunities.

Operating Activities

In 2004, operating cash flow was $9.36 billion compared to $8.70 billion in 2003, representing an increase of 8%. Higher net earnings were the primary driver of the increase in operating cash flow. Operating cash flow growth trailed earnings growth due to an increase in accounts receivable, cash payments for restructuring program charges accrued last fiscal year and a dividend received from a joint venture in the base period.

The impacts of business growth on cash flow have been kept to a minimum as a result of the Company’s focus on cash management. Accounts receivable days sales outstanding and inventory days on hand improved from June 30, 2003, excluding the impact of Wella.

We view free cash flow as an important measure because it is one factor impacting the amount of cash available for dividends and discretionary investment. It is defined as cash from operating activities less capital expenditures and is one of the measures used to evaluate senior management and determine their at-risk compensation. In 2004, free cash flow was $7.34 billion compared to $7.22 billion in 2003 and $6.06 billion in 2002. Free cash flow in 2004 reflects increased operating cash flow, partially offset by increased capital expenditures, although spending was in line with our target of capital spending at or below 4% of sales. Capital spending in 2003 was well below historical levels and the long-term target.

Free cash flow productivity, defined as the ratio of free cash flow to net earnings, was 113%, above the Company’s long-term target of 90%. Free cash flow productivity was 139% in 2003.

Free Cash Flow and Free Cash Flow Productivity (in billions and as % of net earnings)

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Free Cash Flow and Free Cash Flow Productivity
(in billions and as % of net earnings)

Investing Activities

Acquisitions. Net cash used for acquisitions in 2004 was $7.48 billion. The primary drivers were the acquisition of Wella and the purchase of the remaining stake in our China venture with Hutchison Whampoa China Ltd. (Hutchison). The initial Wella acquisition in September 2003 was approximately $5.10 billion for an 81% interest, funded by a combination of debt and cash. In June 2004, the Company and Wella completed a domination and profit transfer agreement, which provided us full operating control and rights to 100% of future operating results. In exchange, we must pay the remaining Wella shareholders a guaranteed annual dividend payment. Alternatively, the Wella shareholders may elect to tender the shares for a fixed price. The obligation associated with the domination agreement is $1.11 billion and has been recognized as a current liability. The portion of the acquisition related to the domination agreement represents a non-cash transaction. Future payments related to the principal portion of the annual dividend arrangement or acquisition of shares tendered will be reflected as investing activities, consistent with the underlying transaction.

The gross cash outlay for Hutchison was $2.00 billion, which also includes the settlement of minority interest and certain other liabilities, for a net cost of $1.85 billion. The acquisition was funded by debt. We also completed certain smaller acquisitions with an aggregate cost of $384 million, including Glide dental floss and Fabric Care brands in Western Europe, Latin America and the Middle East. Net cash for acquisitions was $61 million in 2003 and $5.47 billion in 2002, primarily for the Clairol acquisition.

Capital Spending. Capital spending efficiency continues to be a critical component of the Company’s overall cash management strategy. Our goal is to maintain capital spending at or below 4% of net sales. Total capital spending was $2.02 billion in 2004 versus $1.48 billion in 2003 and $1.68 billion in 2002. Capital spending as a percentage of net sales was 3.9% in 2004, in line with the Company’s long-term target. Capital spending increased as a percent of net sales in 2004 primarily in support of capacity expansion projects in the Fabric and Home Care and the Baby and Family Care businesses. In 2003, capital spending as a percent of net sales was 3.4%, a significant decline versus 2002, which included considerable spending behind capacity additions. Over the past several years, we have made systemic interventions to improve capital spending efficiencies and asset utilization. While the Company’s goal is to maintain capital expenditures at or below 4% of sales on an ongoing basis, there may be exceptional years when specific business circumstances, such as capacity additions, may lead to higher spending.

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Capital Spending
(% of Net Sales)

Financing Activities

Dividend Payments. One of our first discretionary uses of cash is dividend payments. Common share dividends grew 13% to $0.93 per share in 2004, representing the 48th consecutive fiscal year of increased common share dividends. Total dividend payments, to both common and preferred shareholders, were $2.54 billion, $2.25 billion and $2.10 billion in 2004, 2003 and 2002, respectively.

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Dividends
(per share)

Long-Term and Short-Term Debt. The Company maintains debt levels it considers appropriate considering a number of factors, including cash flow expectations, cash requirements for ongoing operations, investment plans (including acquisitions and share repurchase activities) and the overall cost of capital. Total debt increased in 2004 by $7.19 billion to $20.84 billion. The increase was primarily due to the acquisitions of Wella and the Hutchison minority interest, along with discretionary treasury share purchases. Debt due within one year increased to $8.29 billion in 2004, reflecting the decision to finance acquisition and share repurchase activity with commercial paper, given favorable rates. Total debt in 2003 was $13.65 billion compared to $14.93 billion in 2002. The decrease in 2003 was primarily due to the utilization of cash flow from operations to pay down existing balances.

Long-term borrowing available under our current shelf registration statement was $8.56 billion at June 30, 2004. The Company’s Standard & Poor’s (S&P) and Moody’s short-term credit ratings are A-1+ and P-1, respectively. Our S&P and Moody’s long-term credit ratings are AA- and Aa3, respectively.

Liquidity. As discussed previously, our primary source of liquidity is cash generated from operations. We believe internally-generated cash flows adequately support business operations, capital expenditures and shareholder dividends, as well as a level of discretionary investments (e.g., acquisitions and share repurchases). The Company is able to supplement its short-term liquidity, if necessary, with broad access to capital markets and $2.00 billion in bank credit facilities. Broad access to financing includes commercial paper programs in multiple markets at favorable rates given our strong credit ratings (including separate U.S. dollar, Canadian dollar and Euro multi-currency programs). We maintain two bank credit facilities: a $1.00 billion, five-year facility which matures in July 2007 and a $1.00 billion, five-year facility which matures in July 2009. The Company has never drawn against either facility and has no plans to do so in the foreseeable future.

The credit facilities available to us do not have cross-default or ratings triggers, nor do they have material adverse events clauses, except at the time of signing. While not considered material to the overall financial condition of the Company, there is a covenant in the credit facilities stating the ratio of net debt to earnings before interest expense, income taxes, depreciation and amortization cannot exceed four at the time of a draw on the facility. As of June 30, we are comfortably below this level, with a ratio of approximately 1.3.

Treasury Purchases. During the past year, we substantially increased our level of share repurchases. In 2004, treasury share purchases used $4.07 billion compared to $1.24 billion in 2003 and $568 million in 2002. We purchase the Company’s common stock on the open market. While the actual level of annual activity can vary, our intent generally is to purchase at least a sufficient number of shares to mitigate the dilutive impact of options. Beyond that, we may make additional discretionary purchases based on cash availability, market trends and other factors. We believe this share repurchase activity represents an alternative vehicle to provide value to shareholders. Lower share purchases in 2003 and 2002 reflect the need to preserve capital ahead of the Wella and Clairol acquisitions, respectively. Although no formal plan exists, we expect to continue to repurchase shares, with the ultimate amount depending on cash flow and alternate investment options.

Guarantees and Other Off-Balance Sheet Arrangements. We do not have guarantees or other off-balance sheet financing arrangements, including variable interest entities, that we believe could have a material impact on financial condition or liquidity.

Contractual Commitments. The table below provides information on our contractual commitments as of June 30, 2004.

SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

In preparing our financial statements in accordance with U.S. GAAP, there are certain accounting policies that are particularly important. These include revenue recognition, income taxes, certain employee benefits and goodwill and intangible assets. We believe these accounting policies, and others set forth in Note 1 to the Consolidated Financial Statements, should be reviewed as they are integral to understanding the results of operations and financial condition of the Company. In some cases, these policies simply represent required accounting. In others, they may represent a choice between acceptable accounting methods or may require substantial judgment or estimation in their application.

Due to the nature of our business, these estimates generally are not considered highly uncertain at the time of estimation, meaning they are not expected to result in a change that would materially affect our results of operations or financial condition in any given year.

The Company has discussed the selection of significant accounting policies and the effect of estimates with the Audit Committee of the Company’s Board of Directors.

		Less Than	1-3	3-5	After 5
	Total	1 Year	Years	Years	Years
Recorded liabilities
Total debt	$20,399	$8,229	$3,954	$1,935	$6,281
Capital leases	252	30	46	169	7
Wella domination and profit transfer agreement	1,106	1,106	—	—	—
Other
Interest payments relating to long-term debt	7,587	715	1,202	874	4,796
Operating leases	920	186	284	185	265
Minimum pension funding(1)	702	237	465	—	—
Purchase obligations(2)	5,471	1,640	1,334	955	1,542

TOTAL CONTRACTUAL COMMITMENTS	36,437	12,143	7,285	4,118	12,891

(1)	Represents future pension payments to comply with local funding requirements. The projected payments beyond fiscal year 2007 are not currently determinable.

(2)	The amounts indicated in this line primarily reflect future contractual payments under various take-or-pay arrangements entered into as part of the normal course of business. Commitments made under take-or-pay obligations represent future purchases in line with expected usage to obtain favorable pricing. Approximately 60% relates to service contracts for information technology, human resources management and facilities management activities that were outsourced in recent years. While the amounts listed represent contractual obligations, we do not believe it is likely that the full contractual amount would be paid if the underlying contracts were canceled prior to maturity. In such cases, we generally are able to negotiate new contracts or cancellation penalties, resulting in a reduced payment. The amounts do not include obligations related to other contractual purchase obligations that are not take-or-pay arrangements. Such contractual purchase obligations are primarily purchase orders at fair value that are part of normal operations and are reflected in historical operating cash flow trends. We do not believe such purchase obligations will adversely affect our liquidity position.

Revenue Recognition

Most of our revenue transactions represent sales of inventory, and we recognize revenue when title, ownership and risk of loss transfers to the customer. A provision for payment discounts and product return allowances is recorded as a reduction of sales within the same period that the revenue is recognized. We offer sales incentives through various programs, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons. The cost of these programs is recorded as a reduction of sales. Given the nature of our business, revenue recognition practices do not contain estimates that materially affect results of operations.

Income Taxes

Our annual tax rate is determined based on our income, statutory tax rates and the tax impacts of items treated differently for tax purposes than for financial reporting purposes. Tax law requires items to be included in the tax return at different times than the items reflected in the financial statements. As a result, our annual tax rate reflected in our financial statements is different than reported on our tax return (our cash tax rates). Some of these differences are permanent, such as expenses that are not deductible in our tax return and some differences are temporary, reversing over time, such as depreciation expense. These temporary differences create deferred tax assets and liabilities.

Deferred tax assets generally represent items that can be used as a tax deduction or credit in future years for which we have already recorded the tax benefit in our income statement. Deferred tax liabilities generally represent tax expense recognized in our financial statements for which payment has been deferred, or expenditures for which we have already taken a deduction in our tax return but have not yet recognized in our financial statements.

Inherent in determining our annual tax rate are judgments regarding business plans, planning opportunities and expectations about future outcomes. Realization of certain deferred tax assets is dependent upon generating sufficient taxable income in the appropriate jurisdiction prior to the expiration of the carry-forward periods. Although realization is not assured, management believes it is more likely than not the deferred tax assets, net of valuation allowances, will be realized.

Changes in existing tax laws, tax rates and their related interpretations may also affect our ability to successfully manage the impacts of regulatory matters around the world. The Company establishes reserves for tax positions that management believes are supportable, but are subject to successful challenge by the applicable taxing authority. The Company reviews these in light of the changing facts and circumstances, such as the progress of a tax audit, and will adjust them when significant changes in risk warrant it. The Company has a number of audits in process in various jurisdictions. Although the results of these audits are uncertain, based on currently available information, the Company believes that the ultimate outcome will not have a material adverse effect on the Company’s financial position, cash flow or earnings.

Our accounting represents management’s best estimate of future events than can be appropriately reflected in the accounting estimates. Certain changes or future events, such as changes in tax legislation, geographic mix of earnings, completion of tax audits or modification of cash repatriation plans could have an impact on the Company’s estimates and effective tax rate.

Employee Benefits

We sponsor various post-employment benefits throughout the world. These include pension plans, both defined contribution plans and defined benefit plans, and other post-employment benefit (OPEB) plans, consisting primarily of health care and life insurance for retirees. For accounting purposes, the defined benefit and OPEB plans require assumptions to estimate the projected and accumulated benefit obligations, including discount rate, expected salary increases and health care cost trend rates. These and other assumptions, including the expected return on plan assets, also affect the annual expense recognized for these plans. Our assumptions reflect our historical experiences and management’s best judgment regarding future expectations.

The expected return on plan assets assumption is important, since many of our defined benefit plans and our primary OPEB plan are funded. The process for setting the expected rates of return is described in Note 9 to the Consolidated Financial Statements. For 2004, the average return on assets assumption for pension plan assets is 7.4%. A change in the rate of return of 1% would impact annual benefit expense by approximately $15 million after tax. For 2004, the return on assets assumption for OPEB assets is 9.5%. A 1% change in the rate of return would impact annual benefit expense by approximately $20 million after tax.

Since pension and OPEB liabilities are measured on a discounted basis, the discount rate is a significant assumption. The discount rates used for defined benefit and OPEB plans are set by benchmarking against investment grade corporate bonds rated AA or better. The average rate on the defined benefit plans of 5.2% represents a weighted average of local rates in countries where such plans exist. A 0.5% reduction in the discount rate would increase annual benefit expense by approximately $25 million after tax. The rate on the OPEB plan of 6.1% reflects the higher interest rates generally available in the U.S., which is where a majority of the plan participants receive benefits. A 0.5% reduction in the discount rate would increase annual benefit expense by approximately $5 million after tax.

Certain defined contribution pension and OPEB benefits in the U.S. are funded by the Employee Stock Ownership Plan (ESOP), as discussed in Note 9 to the Consolidated Financial Statements.

We also have employee stock option plans which are accounted for under the intrinsic value recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. As stock options have been issued with exercise prices equal to the market value of the underlying shares on the grant date, no compensation expense has resulted. Notes 1 and 8 to the Consolidated Financial Statements provide supplemental information, including pro forma earnings and earnings per share, as if the Company had accounted for options based on the fair value method prescribed by Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” The estimate of fair value requires a number of assumptions, including estimated option life and future volatility of the underlying stock price. Changes in these assumptions could significantly impact the estimated fair value of the stock options, as could a change in valuation methodology (e.g., from Black-Scholes to a different binomial method).

Goodwill and Intangible Assets

The Company seeks to deliver value from innovation by building brands and businesses. In many cases, brands are created internally, and the costs are expensed as incurred. In other cases, brands and businesses may be acquired, which generally results in intangible assets recognized in the financial statements. These intangibles may represent indefinite-lived assets (e.g., certain trademarks or brands), definite-lived intangibles (e.g., patents) or residual goodwill. Of these, only the costs of definite-lived intangibles are amortized to expense over their estimated life. The classification of intangibles and the determination of the appropriate life requires substantial judgment. Our history demonstrates that many of the Company’s brands have very long lives and our objective is to generally maintain them indefinitely. For accounting purposes, we evaluate a number of factors to determine whether an indefinite life is appropriate, including the competitive environment, market share, brand history, operating plan and the macroeconomic environment of the country in which the brand is sold. If it is determined that an intangible does not have an indefinite life, our policy is to amortize the balance over the expected useful life, which generally ranges from 5 to 20 years.

We test goodwill and indefinite-lived intangible assets for impairment at least annually, by reviewing the book value compared to the fair value at the reporting unit level.

Considerable management judgment is necessary to evaluate the impact of operating and macroeconomic changes and to estimate future cash flows. Assumptions used in the Company’s impairment evaluations, such as forecasted growth rates and cost of capital, are consistent with internal projections and operating plans. For intangible assets subject to amortization, we review the remaining life of the assets on an annual basis to determine whether events or circumstances warrant a revision to the remaining period of amortization. The value of goodwill and intangible assets from recently-acquired businesses are derived from the current macroeconomic environment and therefore, are more susceptible to a short-term adverse economic change that could require an impairment charge. The Company did not recognize any impairment charges for goodwill, indefinite-lived intangible assets or intangible assets subject to amortization during the years presented.

OTHER INFORMATION

Hedging and Derivative Financial Instruments

As a multinational company with diverse product offerings, we are exposed to market risks such as changes in interest rates, currency exchange rates and commodity prices. To manage the volatility related to these exposures, we evaluate our exposures on a global basis to take advantage of the netting opportunities that exist. For the remaining exposures, we enter into various derivative transactions in accordance with the Company’s hedging policies that are designed to offset, in-part or in-whole, changes in the underlying exposures being hedged. We do not hold or issue derivative financial instruments for speculative trading purposes. Note 7 to the Consolidated Financial Statements includes a detailed discussion of our accounting policies for financial instruments.

Derivative positions are monitored using techniques including market valuation, sensitivity analysis and value-at-risk modeling. The tests for interest rate and currency rate exposures discussed below are based on a Monte Carlo simulation value-at-risk model using a one year horizon and a 95% confidence level. The model incorporates the impact of correlation (exposures that tend to move in tandem over time) and diversification from holding multiple currency and interest rate instruments and assumes that financial returns are normally distributed. Estimates of volatility and correlations of market factors are drawn from the RiskMetrics™ dataset as of June 30, 2004. In cases where data is unavailable in RiskMetrics™, a reasonable proxy is included.

Our market risk exposures relative to interest and currency rates, as discussed below, have not changed materially versus the previous reporting period. In addition, we are not aware of any facts or circumstances that would significantly impact such exposures in the near-term.

Interest Rate Exposure. Interest rate swaps are used to hedge exposures to interest rate movement on underlying debt obligations. Certain rate swaps denominated in foreign currencies are designated to hedge exposures to currency exchange rate movements on the Company’s investments in foreign operations. These currency interest rate swaps are designated as hedges of the Company’s foreign net investments.

Based on our overall interest rate exposure as of and during the year ended June 30, 2004, including derivative and other instruments sensitive to interest rates, we do not believe a near-term change in interest rates, at a 95% confidence level based on historical interest rate movements, would materially affect our financial statements.

Currency Rate Exposure. Because we manufacture and sell products in a number of countries throughout the world, we are exposed to the impact on revenue and expenses of movements in currency exchange rates. The primary purpose of the Company’s currency hedging activities is to reduce the risk that our financial position will be adversely affected by short-term changes in exchange rates. Corporate policy prescribes the range of allowable hedging activity. We primarily use forward exchange contracts and purchased options with maturities of less than 18 months.

In addition, we enter into certain currency swaps with maturities of up to five years to hedge our exposure to exchange rate movements on intercompany financing transactions. The Company also uses purchased currency options with maturities of generally less than 18 months and forward exchange contracts to hedge against the effect of exchange rate fluctuations on intercompany royalties and to offset a portion of the effect of exchange rate fluctuations on income from international operations.

Based on our overall currency rate exposure as of and during the year ended June 30, 2004, including derivative and other instruments sensitive to currency movements, we do not believe a near-term change in currency rates, at a 95% confidence level based on historical currency rate movements, would materially affect our financial statements.

Commodity Price Exposure. We use raw materials that are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. In addition to fixed price contracts, we use futures, options and swap contracts to manage the volatility related to the above exposures. Commodity hedging activity is not considered material to our financial statements.

Restructuring Program

In 1999, concurrent with a reorganization of our operations into product-based Global Business Units, we initiated a multi-year restructuring program. Total restructuring program charges were $538 million and $706 million after tax in 2003 and 2002, respectively. The program was substantially complete at the end of June 2003 with a remaining reserve of $335 million. Substantially all of the liability was settled through cash payments through June 30, 2004.

The Company continues to undertake projects to maintain a competitive cost structure, including manufacturing consolidations and work force rationalization, as part of its normal operations.

Non-GAAP Financial Measures

Our discussion of financial results includes several “non-GAAP” financial measures. We believe these measures provide our investors with additional information about our underlying results and trends, as well as insight to some of the metrics used to evaluate management. When used in MD&A, we have provided the comparable GAAP measure in the discussion. These measures include:

Organic Sales Growth. Organic sales growth measures sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. The Company believes this provides investors with a more complete understanding of underlying results and trends by providing sales growth on a consistent basis.

Free Cash Flow. Free cash flow is defined as operating cash flow less capital spending. The Company views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Free Cash Flow Productivity. Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The Company’s target is to generate free cash flow at or above 90% of net earnings. Free cash flow productivity is one of the measures used to evaluate senior management.